UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
January 19, 2010 (January 14, 2010)
Date of Report (Date of earliest event reported)
SUPERIOR WELL SERVICES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-51435	20-2535684
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
1380 Rt. 286 East, Suite #121
Indiana, Pennsylvania 15701
(Address of principal executive offices)
(724) 465-8904
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On January 14, 2010, Superior Well Services, Inc. (the “Company”) entered into Amendment No. 1 (the “Amendment”) to its amended and restated sand purchase agreement (the “Sand Purchase Agreement”) with Preferred Rocks USS, Inc. (the “Seller”). The following changes were made to the Sand Purchase Agreement by the Amendment:
•	effective as of January 1, 2010, the Company’s sand purchase obligation in each calendar year during the term of the Sand Purchase Agreement was increased from 300,000 tons to 360,000 tons;

•	beginning on April 1, 2010, the existing fuel surcharge that fluctuates from quarter to quarter will be based on the difference in the average quarterly closing price of natural gas (per MMBtu) on the NYMEX less a revised baseline price, which will increase the base prices for sand $0.25 per ton for every $1.00 per MMbtu increase in the difference in the average quarterly closing price of natural gas from the baseline price;

•	beginning on April 1, 2010, a new market conditions surcharge will apply to the base prices the Company pays the Seller for sand and will fluctuate quarter to quarter based on the difference in the average quarterly closing price of natural gas (per MMBtu) on the NYMEX less an agreed upon baseline price, which will increase the base prices for sand $0.75 per ton for every $1.00 per MMbtu increase in the difference in the average quarterly closing price of natural gas from the baseline price; and

•	beginning on January 1, 2011, the annual 3% price increase will be replaced with an annual inflation adjustment mechanism that will be based on the change in the producer price index for non-metallic mineral mining & quarrying.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR WELL SERVICES, INC. (Registrant)
/s/ Thomas W. Stoelk
Thomas W. Stoelk
Vice President & Chief Financial Officer

Dated: January 19, 2010